Exhibit 10.28

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amended Agreement”) is entered into this 1st day of November, 2004, by and between NEW SKIES SATELLITES N.V., an entity established under Dutch law (“New Skies” or the “Employer”) and Michael C. Schwartz (the “Employee”).

WHEREAS the Employer and the Employee have entered into that certain Employment Agreement on or about August 2003 (the “2003 Agreement”); and

WHEREAS, the Employer and the Employee desire to amend the 2003 Agreement in certain respects and to restate the 2003 Agreement to read in its entirety as follows.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.                                      EMPLOYMENT AND PERFORMANCE OF DUTIES

(a) New Skies will employ the Employee in the position of Senior Vice President of Marketing and Corporate Development. The Employee will report to the CEO or COO (or the functional equivalent thereof). During the term of this Amended Agreement, the Employee shall perform such duties as may be requested by New Skies from time to time. These responsibilities may include, by way of example and without limitation, those set forth in the attached job description.

(b) The Employee shall devote his full working time, energy and attention to the performance of his duties and responsibilities and shall diligently and faithfully endeavor to promote the business and best interests of the Employer. In performing his job duties, the Employee will comply with New Skies policies, procedures and instructions.

(c) The Employee’s normal work location will be New Skies’ headquarters office in The Hague. The Employee will be employed on a full-time basis with normal working hours as specified by the Employee’s manager. The Employer may instruct the Employee to temporarily perform his duties at another location or on an amended work schedule, or may charge the Employee temporarily or for longer periods with other duties, in a reasonable manner and consistent with Employee’s overall duties and level of responsibility.

(d) The Employee may not operate, participate in the management, operation or control of, act as an employee, officer, consultant, agent or representative of, or provide any services to any entity or any type of business or service, in each case without New Skies’ prior written consent. It shall not be a violation of this subsection for the Employee to (i) act or serve as a director, trustee or committee member of any civic or charitable organization, or (ii) manage his personal, financial and legal affairs, and Employer consents to Employee’s serving on the Board of Directors of Big Buddy Performance, Inc., and SoftVault Systems, Inc.; provided in each case that such activities, in New Skies’ judgment, do not interfere with the Employee’s performance of his duties and responsibilities hereunder.

(e) The Employee may not accept from any third party any gift of any nature arising from or relating to Employee’s employment, without New Skies’ prior written consent or as permitted under any written company policy.

2.                                      EFFECTIVE DATE

The effective date of this Amended Agreement is the date hereof (the “Effective Date”). The Employee’s employment commenced on 1st October 2003.

3.                                      COMPENSATION

As compensation for the agreements made by the Employee herein and the performance by the Employee of his obligations hereunder, during the employment period the Employer shall pay the Employee a base salary of $277,279 gross per annum (the “Base Salary”), payable in accordance with Employer’s payroll policies and procedures then in effect. The Base Salary is inclusive of the “holiday pay” provided for under Dutch law. Compensation for overtime work is included as part of the Employee’s Base Salary and will not be separately compensated. The Base Salary may be increased in the future in New Skies’ absolute discretion. Any such increased Base Salary shall then become the Base Salary for all purposes hereunder. Payment of the Base Salary shall be made in US$. Translations to Euro for all purposes hereunder (including, without limitation, for payroll, withholding and related purposes) shall be made using the average US$-Euro exchange rate for the three calendar months prior to the effective date of the 2003 Agreement.

4.                                      ANNUAL BONUS

(a) As compensation for the agreements made by the Employee herein and the performance by the Employee hereunder (including, without limitation, the performance of annual bonus objectives established by the Employer), the Employee may be entitled to an annual cash bonus pursuant to the terms and under the conditions set forth in the New Skies Annual Bonus Plan, as such Bonus Plan may be amended from time to time. With respect to each such year, the target cash bonus shall be 40% of the Employee’s Base Salary for that year, subject to the attainment of certain targets established by the Employer in good faith for that year (the “Annual Bonus”). It is agreed that the target 40% bonus level is a target and not a minimum bonus amount. Except as otherwise provided in Section 6 and Section 7(e), no bonus shall be payable for any year in which the Employee’s employment is terminated prior to December 31. The Employer and the Employee agree that the Annual Bonus for 2004 shall be paid at the target level subject to Section 7(e).

5.                                      TAX-FREE ALLOWANCE SUBJECT TO 30% RULING

If and insofar as the Employee has received or may receive a tax-free allowance for extra-territorial costs under Section 9 of the 1965 Payroll Tax Implementation Decree (as further described in clause (b) below), the following shall apply:

(a) The originally agreed upon Wages from Current Employment shall be reduced for employment law purposes so that 100/70 of the adjusted Wages from Current Employment is equal to the originally agreed upon Wages from Current Employment. As used herein, “Wages from Current Employment” are all income (in cash, cash equivalent, or benefit in kind) that is subject to wage tax withholding in the Netherlands.

(b) The Employee shall receive an allowance for extra-territorial costs from the Employer, equal to 30/70 of the adjusted Wages from Current Employment (the “Allowance”).

(c) The Employee is aware of the fact that, in view of the applicable regulations, an adjustment to the remuneration agreed under this Section may affect all considerations and benefits that are linked to Wages from Current Employment such as pension rights and social security benefits.

(d) The intention of this Section is to automatically apply Section 9 of the 1965 Payroll Tax Implementation Decree to all elements of Wages from Current Employment that can benefit from this special provision.

(e) The Employee acknowledges and agrees that, as a result of the adjustments described in clauses (a) and (b), the Employee’s adjusted Base Salary (the “Adjusted Base Salary”) shall equal 70/100 of the previously agreed Base Salary. The Employee hereby consents to this adjustment and agrees that it shall not constitute a breach of this Amended Agreement or give rise to any rights on the part of the Employee. Following any adjustment hereunder, all references in this Amended Agreement to Base Salary shall be deemed to refer to the Employee’s Total Base Compensation, which shall equal the sum of the Adjusted Base Salary and an allowance equal to 30/70 of the Adjusted Base Salary. For the avoidance of doubt, the term “originally agreed upon Wages from Current Employment” shall refer to the Wages from Current Employment in effect immediately prior to the adjustments described in clauses (a) and (b).

6.                                       DURATION OF THE AMENDED AGREEMENT AND TERMINATION

(a) This Amended Agreement shall be in force for an indefinite period of time. Employer and Employee each may terminate this Amended Agreement by providing at least one month’s prior written notice in a “Notice of Termination” to the other party hereto in accordance with Section 16 (or such longer notice as may be required by law). Employer shall be entitled to provide pay in lieu of notice where permitted by applicable law. No notice shall be required in the event of a termination for urgent cause (“dringende reden”). For purposes of this Amended Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Amended Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated and shall attach any prior notices required under this Section 6.

(b) Except as provided in Section 6(c), in the event the Employee’s employment is terminated by or at the initiative of the Employer, other than for: (i) urgent cause (“dringende reden”); (ii) due to the Employee’s failure to perform his job duties; or (iii) due to any breach by the Employee of this Amended Agreement that is material or is not cured by Employee promptly following notice from the Employer (including, without limitation, any breach of Sections 1 (Employment and Performance of Duties), 9 (Non-Solicitation and Non-Competition), or 11 (Confidentiality; Intellectual Property and Ownership of Work Product), Employer shall pay Employee within a reasonable period of time a severance payment equal to (a) the Employee’s Base Salary through the Date of Termination and outstanding business expenses (to the extent not theretofore paid) and any other amounts due to the Employee but which have not been paid, (b) any earned but unpaid Annual Bonus in respect of a calendar year ending prior to or coincident with the Date of Termination, and (c) the greater of (1) the minimum additional amount required by Dutch law or (2) twelve months’ salary (which shall include the Employee’s Base Salary plus the average Annual Bonus paid by the Employer to the Employee under Section 4 over the preceding three-year period; provided, however, that if such three year period requires that the Annual Bonus for 2003 be used in calculating the average Annual Bonus, then for purposes of this calculation only the Annual Bonus for 2003 shall be increased on a proportional basis to adjust for the fact that the Employee only worked for a portion of 2003). In addition, irrespective of the length of Employee’s employment with the Employer, the Employer shall provide the repatriation benefits set forth in Section 8 (Repatriation) of the HQLP attached hereto during the six-month period following Employee’s Date of Termination. For purposes of this Amended Agreement, “Date of Termination” shall mean the date on which a Notice of Termination is given or any later date set forth in such Notice of Termination. The Employer shall have no additional obligations arising from or relating to the termination of Employee’s employment.

(c) Notwithstanding the foregoing, in the event of a termination of the Employee’s employment within a two year period following the date of a Change in Control (as defined in Section 7(e)) (1) by the Employer without Cause or (2) by the Employee for Good Reason (as such terms are defined below), the Employer shall pay to (or in the case of business expenses pursuant to clause (i), reimburse) the Employee, or his estate in the event of his death, within thirty (30) days following the Date of Termination, (i) the Employee’s Base Salary through the Date of Termination and outstanding business expenses (to the extent not theretofore paid) and any other amounts due to the Employee but which have not been paid, (ii) any earned but unpaid Annual Bonus in respect of a calendar year ending prior to or coincident with the Date of Termination, (iii) an Annual Bonus equal to the prior year’s Annual Bonus pro-rated for the year in which the Date of Termination occurs based on the number of days occurring in such year prior to the Date of Termination, provided that all payments made under Section 7(e)(i) relating to the year in which the Date of Termination occurs will be credited towards the satisfaction of the Employer’s obligation to pay under this clause (iii) for the same period, (iv) a lump-sum payment equal to two times the sum of (x) the Employee’s Base Salary (as in effect on the Date of Termination) and (y) the average Annual Bonus earned by the Employee with respect to the two years preceding the Date of Termination, provided that if the Date of Termination is in 2004 or 2005, the Annual Bonus earned by the Employee in 2003 will be increased, for purposes of this calculation only, on a proportional basis to adjust for the fact that the Employee only worked for a portion of 2003, (v) reimbursement for outplacement services in an amount up to $25,000 upon the Employee’s submission of receipts for such services, and (vi) continuation of medical and dental benefits under the Employer’s employee benefit plans providing for such benefits, for two years following the Date of Termination; provided the Employer’s obligation to provide continued welfare benefits under this clause (vi) shall be reduced to the extent that equivalent coverages and benefits (determined on a coverage-by-coverage and benefit-by-benefit basis) are provided under the plans, programs or arrangements of a subsequent employer; and provided further that in the event that the Employee is precluded from continuing full participation in the Employer’s welfare benefit plans that provide for the benefits described and contemplated in this clause (vi), the Employee shall be provided with the after-tax economic equivalent of any benefit or coverage foregone. For this purpose, the economic equivalent of any benefit or coverage foregone shall be deemed to be the total cost to the Employee of obtaining such benefit or coverage himself on an individual basis. Payment of such after-tax economic equivalent shall be made quarterly.

For purposes of this Amended Agreement, the term “Cause” shall mean: (i) a willful and material violation by the Employee of any of Sections 1(d), 9 or 11 of this Amended Agreement (unless such violation is cured by the Employee within thirty (30) days of receipt of a written notice from the Employer which specifically identifies the facts and circumstances of such violation); (ii) the willful failure by the Employee to substantially perform the duties reasonably assigned to him within the scope of the Employee’s duties and authority as stated in Section 1(a) hereunder (other than as a result of physical or mental illness or injury), after the Employer delivers to the Employee a written demand for substantial performance that specifically identifies the manner in which the Employee has not substantially performed the Employee’s duties and provides the Employee thirty (30) days to begin to substantially perform, provided that the Employer shall not have the right to terminate the Employee’s employment hereunder for Cause if the Employee begins to substantially perform within such thirty-day period; (iii) the Employee’s willful misconduct, willful waste of corporate assets or gross negligence which in any such event substantially and materially injures the Employer; or (iv) the indictment of the Employee for a felony involving moral turpitude. In order for a termination to be considered to be for Cause, the Notice of Termination must be delivered within six (6) months of the date on which the Employer first knows of the event constituting Cause.

For purposes of this Amended Agreement, the term “Good Reason” shall mean: (i) a reduction by the Employer in the Employee’s Base Salary; (ii) any failure by the Employer to pay any amounts due to the Employee within ninety (90) days of the date such amount is due; (iii) any material diminution of the level of responsibility or authority of the Employee, including the Employee’s reporting duties (provided, however, that any change in Employee’s reporting duties consistent with Employer’s rights under Section 1(a) shall not be deemed to be “Good Reason”); (iv) any adverse change in Employee’s title or position; (v) the failure by the Employer to obtain from any successor an assumption of the obligations of the Employer as contemplated by Section 14(c) herein; (vi) the Employer requiring the Employee to be based at any office or location that is more than 50 kilometers from the Employer’s current corporate headquarters; provided that with respect to any such relocation the Employee delivers a written notice of such Good Reason termination to the Employer within thirty (30) days after receiving written notice from the Employer of the possibility of such event; and provided further that the Employee delivers a written notice to the Employer within six (6) months of the date on which the Employee first knows of the event constituting Good Reason which specifically identifies the facts and circumstances claimed by Employee to constitute Good Reason and the Employer has failed to cure such facts and circumstances within thirty (30) days after receipt of such notice.

The payments provided in this Section 6(c) are (i) not subject to offset or mitigation and (ii) conditioned upon and subject to the Employee executing a valid general release and waiver, waiving all claims the Employee may have against the Employer, its affiliates, directors, officers and employees. The Employer shall have no additional obligations under this Amended Agreement except for any benefits (other than benefits in the nature of severance pay) to which the Employee is entitled under the terms of any employee benefit plan in which he is eligible to participate.

7.                                          ANNUAL LEAVE; OTHER BENEFITS

(a) Annual Leave. The Employee shall be entitled to twenty-five (25) days annual leave per year, which shall be pro-rated during any partial year of employment. The Employee’s leave entitlement, the ability to carry forward vacation time (if any), and the conditions under which leave may be taken shall be subject to New Skies’ policies and procedures then in effect.

(b) Company Car. The Employer shall make available to Employee during the employment period, under the policies and procedures then in effect, a car determined by New Skies to be suitable to Employee’s position. The Employee may elect to receive a cash payment in lieu of such car, in an amount to be determined by New Skies.

(c) HQLP. The Employee shall be entitled to participate in the New Skies Satellites N.V. Headquarters Location Premium plan, as such plan may be amended by New Skies from time to time.

(d) Other Benefits. The Employee shall be entitled to participate in medical and dental plans and other benefits and perquisites generally provided to other senior executives of the Employer employed in The Netherlands. The Employee shall be entitled to participate in any plan providing for benefits in the nature of severance pay only to the extent set forth in a written agreement validly entered into by the Employer.

(e) Payments upon a Change in Control. In addition to the payments above, the Employer shall pay the Employee:

(i)                                        (A) in the event that a Change in Control occurs in 2004 (unless otherwise noted, all references to 2004 and 2005 are to calendar years), in lieu of the Annual Bonus for 2004 to which the Employee would be entitled under Section 4, (I) provided that the Employee is employed on the date of the Change in Control, not later than five (5) business days following the Change in Control, an amount equal to the target Annual Bonus for 2004 (determined pursuant to Section 4) pro-rated based on the number of days occurring in such year prior to the Change in Control and (II) provided that the Employee is employed on December 31, 2004, not later than March 1, 2005, an amount equal to the balance of the target Annual Bonus for 2004 over the amount described in the preceding clause (I); or (B) in the event that the Change in Control occurs in 2005, provided that the Employee is employed on the date of the Change in Control, an amount equal to the sum of (I) if the Annual Bonus for 2004 has not theretofore been paid pursuant to Section 4, the target Annual Bonus for 2004 (determined pursuant to Section 4), in lieu of payment of such amount pursuant to Section 4, and (II) the target Annual Bonus for 2005 pro-rated based on the number of days occurring in such year prior to the Change in Control. With respect to a Change in Control in 2005, the Annual Bonus for the remainder of the calendar year after the Change in Control shall be calculated using the formula set forth in Section 4 applied pro rata based on the number of days remaining in such calendar year following the Change in Control and shall otherwise be subject to the terms of this Amended Agreement; and

(ii)                                     (A) in the event that a Change in Control occurs in 2004, in lieu of any equity award that the Employee may be entitled to receive under the 1999 New Skies Satellites N.V. Stock Option Plan, as amended (the “Option Plan”) and/or the New Skies Satellites N.V. 2002 Restricted Stock Plan (the “Restricted Stock Plan”), (I) provided that the Employee is employed on the date of the Change in Control, not later than five (5) business days following the Change in Control, an amount in cash equal to one-third of 133% of the value of the equity award made to the Employee on or about February 2004, increased on a proportional basis to adjust for the fact that the Employee only worked for a portion of 2003, pro-rated based on the number of days occurring in 2004 prior to the Change in Control and (II) provided that the Employee is employed on December 31, 2004, not later than March 1, 2005, an amount in cash equal to the balance of one-third of 133% of the value of the equity award made to the Employee on or about February 2004, increased on a proportional basis to adjust for the fact that the Employee only worked for a portion of 2003, over the amount described in the preceding clause (I); or (B) in the event that the Change in Control occurs in 2005, provided that the Employee is employed on the date of the Change in Control, not later than five (5) business days following the Change in Control, (I) in lieu of any equity award that the Employee may be entitled to receive under the Option Plan or the Restricted Stock Plan, and provided that no equity award has been made for February 2005 prior to the Change in Control, an amount in cash equal to one-third of 133% of the value of the equity award made to the Employee on or about February 2004, increased on a proportional basis to adjust for the fact that the Employee only worked for a portion of 2003, and (II) an amount in cash equal to one-third of 133% of the value of the equity award made to the Employee on or about February 2004, increased on a proportional basis to adjust for the fact that the Employee only worked for a portion of 2003, pro-rated based on the number of days occurring in 2005 prior to the Change in Control. With respect to a Change in Control in 2005, such stock incentives for the remainder of the calendar year after the Change in Control shall be determined by the Employer subject to any applicable agreement between the Employee and the Employer applied pro rata based on the number of days remaining in such calendar year following the Change in Control and shall otherwise be subject to the terms of this Amended Agreement.

(iii)                                  For purposes of this Amended Agreement, the term “Change in Control” means a “change in control” as defined in the Restricted Stock Plan, or a sale of all or substantially all of the assets of the Employer, or a liquidation of the Employer.

8.                                      PERSONAL INFORMATION

The Employee will provide the Employer with personal data as and when requested by the Employer for administrative, tax and other reasons and will promptly notify the Employer of any change to such data. Without limiting the generality of the previous sentence, the Employee shall provide all data that may be required under the Act Advancement Proportional Participation Work Aliens (Wet Bevordering Evenredige Arbeidsdeelname Allochtonen), the Obligation to Carry Identification Papers Act (Wet op de Identificatieplicht), and other applicable laws and regulations.

9.                                           NON-SOLICITATION AND NON-COMPETITION

(a) During the employment period and for one year following the termination of Employee’s employment with the Employer, the Employee agrees not to offer employment to any employee of the Employer (or any of Employer’s affiliates), not to attempt to induce any such employee to leave the employ of the Employer or any of its affiliates, and not to solicit any clients or suppliers of the Employer or its affiliates to do business with any competing business of the Employer or its affiliates.

(b) Employee agrees not to engage in any aspect of the Satellite Business (as defined below) for six months following the termination of Employee’s employment. Employee shall be deemed to be engaging in the Satellite Business if he, directly or indirectly and whether or not for compensation, renders personal services of any kind in any capacity for any Competitor. As used herein, a “Competitor” shall mean any corporation, firm, partnership, proprietorship, or other entity which engages in the Satellite Business; and the “Satellite Business” shall mean the business of communication of electronic video, data, internet/internet protocol, voice, or other information (individually and collectively, “Information”) by transmission via satellite operating in the Fixed Satellite Service frequencies for hire (“Satellite Transmission”), or any other business that is the same or substantially the same as any line or lines of business engaged in by the Employer at the time of termination of employment or that Employer has begun making material preparations to enter prior to the termination of Employee’s employment. Notwithstanding anything to the contrary in the previous sentence, “Satellite Business” shall not include the business of communication of Information by transmission via means other than via Satellite Transmission unless Employer is engaged in, at the time of termination of employment, or has begun making material preparations to enter prior to the termination of Employee’s employment, communication of Information by transmission via such means of non-Satellite Communication. Notwithstanding the foregoing, the Employee shall not be subject to the restrictions of this Section 9(b) in the event that a termination of employment occurs within two years following the date of a Change in Control (i) by the Employee for Good Reason or (ii) by the Employer without Cause.

(c) The restrictions of this Section shall be deemed to be separate restrictions with respect to each geographic area, time period, and activity covered thereby, and each shall be enforceable by Employer independently. Employee hereby agrees that if, in any judicial proceeding, a court shall refuse to enforce any such separate restriction, then such unenforceable restriction shall be deemed eliminated from this Amended Agreement for the purpose of such proceeding only to the extent necessary to permit the remaining restrictions contained in this Section to be enforced.

(d) The parties hereby declare that it is impossible to measure in money the damages which will accrue to the Employer by reason of a failure by Employee to perform any of his obligations under this Section or under Section 11 (Confidentiality; Intellectual Property and Ownership of Work Product). If Employer or any of its affiliates institutes any action or proceeding to enforce the provisions hereof, to the maximum extent permitted by applicable law, Employee hereby waives the claim or defence that Employer or its affiliate has an adequate remedy at law, and Employee shall not urge in any such action or proceeding the claim or defence that any such remedy at law exists. In the event this subsection is not enforced, in whole or in part, Employer reserves the right to seek costs and damages for any breach of this Section. Contrary to which is stipulated in article 7:650, section 3, Dutch Civil Code, the penalty will be to the advantage of Employer.

(e) The restrictions in this Section shall be in addition to any restrictions imposed on the Employee by statute or at common law and shall survive any termination of this Amended Agreement.

10.                                DAMAGES

Contrary to the proviso of articles 6:170 paragraph 3 and 7:661 paragraph 1 Civil Code of The Netherlands, if an Employee is insured and is covered by such insurance for damages caused to the Employer in the performance of his duties, the Employee will pay the Employer (or a third party to whom the Employer is liable) for such damages up to the amount of the insurance coverage. This provision shall apply even if the damages are not the result of malice aforethought or conscious recklessness of the Employee.

11.                               CONFIDENTIALITY;  INTELLECTUAL PROPERTY  AND OWNERSHIP OF WORK PRODUCT

(a) The Employee shall not appropriate for his own use, disclose, divulge, furnish, or make available to any person, unless in the normal course or business or with the Employer’s prior written consent, any confidential or proprietary information concerning the Employer, including without limitation any confidential or proprietary information concerning the operations, plans or methods of doing business of the Employer (the “Information”); provided that the term “Information” shall not include such information which is or becomes generally available to the public other than as a result of a disclosure by Employee in violation of this Amended Agreement. Notwithstanding the foregoing, the Employee may disclose Information to the extent he is compelled to do so by law or the rules or regulations of any regulatory body to which he is subject, provided that the Employee must use commercially reasonable efforts to provide the Employer with a copy of all relevant documents promptly upon receipt (and prior to making any disclosure) and must assist New Skies, as and when reasonably requested and as permitted by law and/or applicable judicial or administrative order, in taking such action as New Skies deems appropriate in relation to such subpoena or request.

(b) The Employee agrees that all right, title and interest in and to all works of whatever nature generated in whole or in part in the course of or as a direct or indirect result of his employment or in the one year period following any termination of such employment (collectively, “Work Product”), including all rights of intellectual property according to Netherlands or applicable foreign law, reside with and will fully accrue to the Employer. Work Product shall include, without limitation: patents, registered models, designs, copyrights, inventions, improvements, discoveries, processes, programs, systems, performances in the field of industrial design, methodologies, computer programmes and educational systems. It is the Employer’s absolute discretion to apply or not for protection of the rights falling to it, such as patents, under this Section. The Employee shall inform the Employer of all achievements obtained by him that may lead to the creation of Work Product. Work Product shall not include any works that the Employee can demonstrate have been developed entirely by him on his own time and outside of working hours, without the use of the Employer’s facilities, supplies, equipment, Information, materials or trade secrets and that did not result, directly or indirectly from work performed by the Employee on behalf of the Employer.

(c) Insofar as necessary, the Employee hereby assigns all rights mentioned in subsection (b) to the Employer, who hereby accepts such assignment. The Employee will, throughout the duration of this Amended Agreement and after the termination hereof, render such assistance as may be reasonably requested by the Employer, free of charge, to obtain and perfect these rights, to register these rights in the name of Employer, and to exercise these rights against third parties; provided, however, that the Employer shall pay the Employee for assistance in excess of five hours on an hourly basis, determined on a pro rata basis with reference to the Employee’s Base Salary. The Employee hereby grants the Employer an irrevocable power of attorney to perform the above-mentioned actions in the name of the Employee. The Employee hereby waives any rights he may have to assert moral rights with respect to any Work Product and renounces any possible claims to payments for such Work Product (other than the Base Salary) to the maximum extent permitted by law.

(d) The obligations set forth in this Section shall be in addition to any restrictions or obligations imposed on Employee by statute or at common law and shall survive any termination of this Amended Agreement.

(e) Each of the rights and restrictions in this Section shall be enforceable by Employer independently.

(f) Employer reserves the right to seek costs and damages for any breach of this Section. Contrary to which is stipulated in article 7:650, section 3, Dutch Civil Code, the penalty will be to the advantage of Employer.

12.                                RETURN OF COMPANY PROPERTY AND CONFIDENTIAL INFORMATION

At the end of the employment period, or earlier, at the Employer’s request, the Employee shall return to the Employer all materials and property belonging to the Employer (and, in the case of data, documents, and other Information, all Information relating to Employer, its business and business opportunities, or its officers, directors, employees, shareholders, customers, and affiliates), including without limitation and where applicable, company car, mobile telephone, credit cards, computers and computer peripherals, computer programs, files, other electronic data and software, all documents, in whatever form, and all copies (in whatever form) thereof. All property shall be returned in good repair and working order, subject only to ordinary and reasonable wear and tear.

13.                               DATA CARRIERS, MATERIALS, TOOLS AND RESTITUTION

The Employee will be permitted to make use of certain New Skies instruments, materials, information and data processing systems when performing Employee’s duties. The Employee may not publish, copy, or alter in any way any such materials, information, software, systems, or data, other than as instructed by New Skies in writing.

14.                               AMENDMENT; ASSIGNMENT

(a) Pursuant to article 613 book 7 of the Dutch Civil Code, New Skies reserves the right to amend this Amended Agreement unilaterally to the maximum extent permitted by applicable law (including, without limitation, if the Employer’s interests in introducing the amendment concerned are so significant that, in accordance with the principles of reasonableness and fairness, they must take precedence over any interests of the Employee that could be harmed by the amendment). Where the Employee’s consent is required by applicable law, the Employee agrees to accept reasonable proposals made by the Employer regarding changes in the employment conditions, either primary or secondary, should the Employer decide that such is necessary in view of the circumstances. Notwithstanding anything to the contrary in this Section, the Employer may not unilaterally lower the Employee’s Base Salary or reduce the level of Employee’s annual on-target bonus eligibility below 40% of Employee’s Base Salary.

(b) (i) This Amended Agreement, the Restricted Stock Plan and the Option Plan are binding on and are for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Amended Agreement, the Restricted Stock Plan or the Option Plan nor any right or obligation under this Amended Agreement, the Restricted Stock Plan or the Option Plan may be assigned, transferred, pledged or encumbered by the Employer or by the Employee.

(ii) The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer expressly to assume and agree to perform this Amended Agreement, the Restricted Stock Plan and the Option Plan in the same manner and to the same extent that the Employer would have been required to perform them if no such succession had taken place. As used in this Amended Agreement, the Restricted Stock Plan and the Option Plan, all references to New Skies Satellites N.V. or Employer shall mean both New Skies Satellites N.V. and any such successor that assumes and agrees to perform this Amended Agreement, the Option Plan and the Restricted Stock Plan by operation of law or otherwise.

15.                                WITHHOLDING

The Employer may withhold from any amounts payable to Employee hereunder any taxes or other amounts that the Employer may reasonably determine are required to be withheld pursuant to any applicable law, regulation, or benefit plan. In addition, upon the termination of Employee’s employment, subject to Section 6(c), the Employer may withhold from any final payment to Employee any amounts that are legally due from Employee to Employer.

16.                               NOTICE

Any notice or other communication required or permitted under this Amended Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Employer:

New Skies Satellites N.V.

Rooseveltplantsoen 4

2517 KR The Hague

The Netherlands

Attention: Human Resources

with a copy to:

New Skies Satellites N.V.

Rooseveltplantsoen 4

2517 KR The Hague

The Netherlands

Attention: General Counsel

If to the Employee:

Michael Schwartz

Statenlaan 20

2582 GM The Hague

The Netherlands

or to such other address as any party hereto may designate by notice to the others, and shall be deemed to have been given upon receipt.

17.                                  ENTIRE AGREEMENT; SEVERABILITY; APPLICABLE LAW; DISSOLUTION PROCESS; COUNTERPARTS

This Amended Agreement constitutes the entire agreement between the parties with respect to Employee’s employment and supersedes any prior understandings or agreements. This Amended Agreement shall be governed by the laws of the Netherlands. If any provision of this Amended Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. At Employer’s request and subject to Employer’s compliance with applicable law and this Amended Agreement, the Employee agrees to take all steps necessary or appropriate to terminate this Amended Agreement as of the end of the minimum applicable notice period on the terms and conditions set forth in this Amended Agreement, by dissolution by the District Court, Cantonal Division, location The Hague. This Amended Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amended Agreement as of the date first written above.

NEW SKIES SATELLITES N.V.

/s/ Daniel S. Goldberg
Daniel S. Goldberg
Chief Executive Officer

/s/ Michael C. Schwartz
Michael C. Schwartz